Exhibit 99.1

FOR IMMEDIATE RELEASE

Wheeling Island Gaming, Inc. Announces First Quarter Earnings

WHEELING, W.Va. (May 15, 2006) - Wheeling Island Gaming, Inc. announced today that the company’s unaudited financial results for its first quarter ending April 2, 2006 reflect operating revenues of $30.0 million representing a $1.3 million or 4.7% increase compared to the comparable quarter last year. Gaming revenues, which represented 83.1% of total revenues, increased by $0.9 million or 3.5% from the comparable quarter last year. The increase was primarily the result of the negative impact of the January 2005 flood on the prior year gaming revenues which closed the facility for approximately 3.5 days. The gaming revenue increase attributable to the prior year flood was partially offset by a $1.1 million increase in the redemption of Preferred Player’s Club points and coupons for cash, which are recognized as reductions in gaming revenues, and a legislative change enacted in July 2005 that slightly reduced the company’s share of gross gaming revenues.

Non-gaming revenues increased by $0.5 million or 11.2% compared to the comparable quarter last year. This increase was attributed to a $0.4 million increase in pari-mutuel revenues. The increase in pari-mutuel revenues was primarily due to fewer operating days during the first quarter of 2005 as a result of the flood in January 2005.

Income from operations for the quarter was $11.5 million or $2.9 million higher than the first quarter last year. The increase was due primarily to the $1.3 million increase in operating revenues and the recording of $1.2 million of business interruption insurance proceeds related to the September 2004 and January 2005 floods.

The company’s net income for the quarter ended April 2, 2006 was $6.7 million or $5.0 million higher than the first quarter last year. The higher net income was due primarily to the $2.9 million increase in income from operations and the recording of $2.5 million of casualty loss recoveries in 2006, as compared to a $2.3 million net casualty loss in the prior year, offset partially by $2.7 million of higher income taxes.

The company defines EBITDA as net income before interest, taxes, depreciation and amortization. EBITDA is a non-GAAP financial measure. The company believes that EBITDA can assist investors in analyzing and assessing its ability to service debt. In addition, management focuses on EBITDA, as defined, as a measure of the ability of the business to generate cash. This measure should not be considered in isolation or as an alternative to net income, in measuring operating performance and as an alternative to cash flows in measuring the company’s liquidity. EBITDA, as the company defines this term, may not be comparable to a similarly titled financial performance measure presented by other companies.

The company’s earnings before interest, taxes, depreciation and amortization (EBITDA) were $16.7 million for the quarter, representing an increase of $7.5 million or 81.1% from $9.2 million for the first quarter last year. The increase in EBITDA was primarily due to the $1.3 million increase in operating revenues combined with the recording of insurance proceeds totaling $1.2 million for business interruption and $2.5 million for casualty losses, as compared to the recording of a $2.3 million net casualty loss in the prior year.

As of April 2, 2006, Wheeling Island Gaming has $126.5 million of debt outstanding, comprised of $125 million of unsecured senior notes and $1.5 million of borrowings under its revolving credit facility.

Today, the company filed its Quarterly Report on Form 10-Q with the Securities and Exchange Commission. The Form 10-Q filing includes the unaudited financial results of the company for the first quarter. The Form 10-Q was filed electronically and is available from the Securities and Exchange Commission at www.sec.gov.

Wheeling Island Gaming, Inc. owns and operates Wheeling Island Racetrack & Gaming Center, a premier gaming and entertainment complex located in Wheeling, West Virginia. It is the largest operation of Delaware North Companies Gaming & Entertainment, a wholly owned subsidiary of Delaware North Companies, Inc.

About Delaware North Companies Gaming & Entertainment

Delaware North Companies Gaming & Entertainment is one of the most innovative gaming and racing operators in the country, specializing in racing venues with added amenities, including video gaming machines, poker rooms, full service restaurants, retail shops and lodging. The company oversees more than 5,500 video gaming machines across the country and operates at seven successful racing operations in New York, Arizona, Florida, West Virginia and Arkansas.

About Delaware North Companies

Delaware North Companies is one of the world’s leading hospitality and food service providers. Its family of companies includes Delaware North Companies Gaming & Entertainment, Delaware North Companies Parks & Resorts, Delaware North Companies Travel Hospitality Services, Delaware North Companies Sportservice, Delaware North Companies International and TD Banknorth Garden. Delaware North Companies is one of the largest privately held companies in the United States with annual revenues approaching $2 billion and 40,000 associates serving half a billion customers in the United States, Canada, Australia, New Zealand and the United Kingdom.

Note:  This press release may contain “forward-looking statements” within the meaning of the federal securities laws. Statements concerning anticipated future events and expectations are not historical facts. We caution you that these statements are not guarantees of future performance and are subject to numerous risks and uncertainties any of which could cause actual results to differ materially from those expressed or implied by the statements herein. These statements are made as of the date of this press release, and we undertake no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

Financial Chart

Reconciliation of Cash Provided by Operating Activities to EBITDA
($000)

	Three Months Ended
	April 2, 2006	April 3, 2005

Cash provided by operating activities	$6,464	$5,909

Deduct changes in other assets and liabilities	3,439	(1,228)
Deduct other non-cash adjustments	(120)	0
Add interest expense excluding amortization Of debt issuance costs	3,382	3,520
Add current federal tax expense	3,557	1,033
EBITDA*	$16,722	$9,234

*                    EBITDA means earnings before interest, taxes, depreciation and amortization.

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